Lawson Products Appoints J. Bryan King to Board of Directors

CHICAGO -- (BUSINESS WIRE) -- Mar. 20, 2017-- Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”) today announced that Mr. J. Bryan King, CFA, 46, has been appointed to fill a vacant seat on the Company’s Board of Directors. He has also been nominated by the Board for election at the Company’s annual shareholders meeting on May 16, 2017 to serve an additional three-year term.

J. Bryan King, CFA, is a principal of Luther King Capital Management and has acted as an investment manager responsible for micro and small-capitalization public and private investments since 1994. He founded and serves as managing partner of LKCM Capital Group, which is responsible for LKCM’s alternative investment strategies. He also founded LKCM Private Discipline Partnership, a multi-strategy partnership that focuses on making strategic and collaborative investments in micro-cap and private companies, as well as LKCM Headwater Investments, a middle market buy-out firm that focuses on control and strategic private equity investments. Additionally, he established the firm’s Distribution Holdings oversight advisory board in 2003 to support investment activities by LKCM and its affiliates in distribution, packaging, parts and services and rental focused businesses. Mr. King has served on boards of both public and private companies as well as civic organizations. He graduated with a Bachelor of Arts in History from Princeton University, received a Ranch Management degree from Texas Christian University, and received a Masters of Business Administration from Harvard Business School.

“We believe that Bryan’s financial expertise, industry knowledge and deep professional background will bring insightful perspectives to our Board. We are very pleased with this appointment and look forward to his contributions,” said Michael DeCata, President and Chief Executive Officer.
About Lawson Products, Inc.
Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With several strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.
This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2016, Form 10-K filed on February 23, 2017. The Company undertakes no obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.
Source: Lawson Products, Inc.

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665
Ron.Knutson@lawsonproducts.com